Exhibit 99.1

CITI TRENDS ANNOUNCES FIRST QUARTER 2022 RESULTS

Total sales of $208 million

Comparable store sales decreased 29% vs. a 35% increase in Q1 2021 vs. Q1 2019

Gross margin of 39.0%

Diluted EPS of $3.59; adjusted diluted EPS* of $0.42 exceeding high end of guidance

Company completes sale-leaseback transaction for $46 million

SAVANNAH, GA (May 24, 2022) — Citi Trends, Inc. (NASDAQ: CTRN), a growing specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and Latinx families in the United States, today reported results for the first quarter ended April 30, 2022.

The Company is reporting select operating results for the first quarter 2022 relative to the same period of 2019 due to the unique operating environment resulting from the COVID-19 pandemic and related government stimulus in 2020 and 2021.

Financial Highlights – First Quarter 2022

●	Total sales decreased 27.0% vs. Q1 2021; increased 1.6% vs. Q1 2019

●	Comparable store sales decreased 29.2% compared to Q1 2021 on top of a 35% increase in Q1 2021 vs. Q1 2019, representing a positive stack of 5.8% (computed as the sum of Q1 2022 comp vs. Q1 2021 plus Q1 2021 comp vs. Q1 2019)

●	Gross margin of 39.0% vs. 42.6% in Q1 2021; increased 150 bps vs. Q1 2019 of 37.5%

●	Operating income of $39.7 million, or $4.7 million as adjusted* for the gain on the sale of a distribution center, compared to $39.0 million in Q1 2021 and $8.7 million in Q1 2019, or $9.8 million as adjusted*

●	Diluted earnings per share of $3.59, or adjusted diluted earnings per share* of $0.42 vs. $3.23 in Q1 2021 and $0.65 in Q1 2019, or $0.72 as adjusted*

●	Quarter-end total inventory compared to Q1 2019 decreased 1.2% (or a decrease of 13.9% excluding packaway inventory); average in-store inventory decreased 32.5% vs. Q1 2019

●	Cash of $61.7 million at the end of the quarter, with no debt and a $75 million credit facility

Chief Executive Officer Comments

David Makuen, Chief Executive Officer, commented, “Our first quarter topline results were in line with expectations and our bottom line performance exceeded our guidance. Despite a very difficult inflationary environment, our team hunkered down and rigorously managed inventory and rationalized expenses to deliver solid operational metrics. Our core customers and associates are doing their best to get through these tough times and continue to remain loyal to Citi Trends, as evidenced by our continued strong in-store conversion and basket size. Our team is more nimble than ever and in particular, our BUY team is chasing ample trends available in the marketplace that we intend to scoop up and offer at prices that don’t break the bank.”

Makuen continued, “As we look to the remainder of 2022, we expect the macro factors will continue to impact our customer and the broader discretionary shopping landscape. Therefore, we believe it is prudent to revise our guidance for the rest of the year compared to the pre-pandemic 2019 baseline. Lastly, we’re making progress on our incremental product initiatives and upgrading our in-store experience via the rollout of our CTx store format.”

Capital Return Program Update

In the first quarter of 2022, the Company repurchased approximately 170,000 shares of its common stock at an aggregate cost of $5.3 million. At the end of the first quarter of 2022, $54.7 million remained available under the Company’s share repurchase program.

Sale-Leaseback Update

As previously announced, the Company underwent a comprehensive evaluation of its owned real estate. As a result, the Company completed the sale-leaseback of its distribution center located in Darlington, South Carolina for $46 million. The Company has extended the deadline to decide on the potential sale of its distribution center in Roland, Oklahoma.

Guidance

The Company is providing the following updated guidance:

●	Fiscal 2022 total sales of $860 to $880 million, with a comparable store sales decrease of 14% to 16% on top of a 22% increase in fiscal 2021 vs. fiscal 2019; this guidance implies a stack of 6% to 8% for the periods noted

●	Fiscal 2022 operating income of $58.8 to $65.3 million, and adjusted operating income of $23.8 to $30.6 million (adjusted for the sale of the distribution center); at the midpoint of the adjusted range, this implies a 32% increase compared to fiscal 2019

●	Fiscal 2022 diluted earnings per share of $5.59 to $6.09, and adjusted diluted earnings per share of $2.25 to $2.75 (adjusted for the sale of the distribution center); at the midpoint of the adjusted range, this implies a 60% increase compared to fiscal 2019

●	Fiscal 2022 guidance includes $2.3 million of incremental non-cash SG&A expense related to the conversion of certain cash settled awards to restricted stock, which negatively impacts diluted earnings per share by approximately $0.22

●	The Company now expects to open approximately 20 new stores during fiscal 2022

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET. The number to call for the live interactive teleconference is (303) 223-0118. A replay of the conference call will be available until May 31, 2022, by dialing (402) 977-9140 and entering the passcode, 22017999.

The live broadcast of Citi Trends' conference call will be available online at the Company's website, cititrends.com, under the Investor Relations section, beginning today at 9:00 a.m. ET. The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a growing specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and Latinx families in the United States. The Company operates 613 stores located in 33 states. For more information, visit cititrends.com or your local store.

*Non-GAAP Financial Measures

The historical non-GAAP financial measures discussed herein are reconciled to their corresponding GAAP measures at the end of this press release.

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives and expectations of management for future operations and capital allocation expectations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," “expects,” "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance are forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures, are not guarantees of future performance or results, and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q, respectively, and any amendments thereto, filed with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic conditions, including inflation, energy and fuel costs, unemployment levels, and any deterioration whether caused by acts of war, terrorism, political or social unrest (including any resulting store closures, damage or loss of inventory) or other factors; changes in market interest rates and market levels of wages; natural disasters such as hurricanes; public health emergencies such as the ongoing COVID-19 pandemic and associated containment and remediation efforts, the potential negative impacts of COVID-19 on the global economy and foreign sourcing; the impacts of COVID-19 on the Company's financial condition, business operations and liquidity, including the re-closure of any or all of the Company’s retail stores and distribution centers; transportation and distribution delays or interruptions; changes in freight rates; the Company’s ability to attract and retain workers; the Company’s ability to negotiate effectively the cost and purchase of merchandise inventory risks due to shifts in market demand; the Company’s ability to gauge fashion trends and changing consumer preferences; consumer confidence and changes in consumer spending patterns; competition within the industry; competition in our markets; the duration and extent of any economic stimulus programs; changes in product mix; interruptions in suppliers’ businesses; temporary changes in demand due to weather patterns; seasonality of the Company’s business; changes in market interest rates and market levels of wages; the results of pending or threatened litigation; delays associated with building, remodeling, opening and operating new stores; and delays associated with building and opening or expanding new or existing distribution centers. Any forward-looking statements by the Company, with respect to guidance, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:

Tom Filandro/Rachel Schacter

ICR, Inc.

CitiTrendsIR@icrinc.com

CITI TRENDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except per share data)

	First Quarter
	2022	2021	2019
Net sales	$208,215	$285,381	$205,032

Cost of sales (exclusive of depreciation shown separately below)	(127,011)	(163,791)	(128,238)
Selling, general and administrative expenses	(71,026)	(77,892)	(63,447)
Depreciation	(5,445)	(4,697)	(4,614)
Gain on sale of building	34,920	—	—
Income from operations	39,653	39,001	8,733
Interest income	—	4	379
Interest expense	(76)	(47)	(38)
Income before income taxes	39,577	38,958	9,074
Income tax expense	(9,374)	(8,061)	(1,286)
Net income	$30,203	$30,897	$7,788

Basic net income per common share	$3.59	$3.27	$0.65
Diluted net income per common share	$3.59	$3.23	$0.65

Weighted average number of shares outstanding
Basic	8,407	9,450	11,976
Diluted	8,407	9,571	12,006

CITI TRENDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	April 30, 2022	May 1, 2021
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$61,657	$131,276
Inventory	129,715	101,803
Prepaid and other current assets	16,354	19,290
Property and equipment, net	68,213	65,532
Operating lease right of use assets	241,686	184,694
Deferred tax assets	4,316	5,141
Other noncurrent assets	1,287	1,441
Total assets	$523,228	$509,177

Liabilities and Stockholders' Equity:
Accounts payable	$87,857	$109,723
Accrued liabilities	33,614	39,314
Current operating lease liabilities	46,910	48,908
Other current liabilities	7,657	12,410
Noncurrent operating lease liabilities	203,856	148,596
Other noncurrent liabilities	2,155	2,233
Total liabilities	382,049	361,184

Total stockholders' equity	141,179	147,993
Total liabilities and stockholders' equity	$523,228	$509,177

CITI TRENDS, INC.
RECONCILIATION OF GAAP BASIS OPERATING RESULTS TO
ADJUSTED NON-GAAP OPERATING RESULTS
(unaudited)
(in thousands, except per share data)

The Company makes reference in this release to adjusted earnings per diluted share and adjusted operating income. The Company believes these supplemental measures reflect operating results that are more indicative of the Company's ongoing operating performance while improving comparability to prior and future periods, and as such, may provide investors with an enhanced understanding of the Company's past financial performance and prospects for the future. This information is not intended to be considered in isolation or as a substitute for net income or earnings per diluted share prepared in accordance with generally accepted accounting principles (GAAP).

	First Quarter 2022
	As Reported	Adjustment (1)	As Adjusted
Net sales	$208,215	$—	$208,215

Cost of sales (exclusive of depreciation shown separately below)	(127,011)	—	(127,011)
Selling, general and administrative expenses	(71,026)	—	(71,026)
Depreciation	(5,445)	—	(5,445)
Gain on sale of building	34,920	(34,920)	—
Income from operations	39,653	(34,920)	4,733
Interest expense	(76)	—	(76)
Income before income taxes	39,577	(34,920)	4,657
Income tax expense	(9,374)	8,271	(1,103)
Net income	$30,203	$(26,649)	$3,554

Basic net income per common share	$3.59		$0.42
Diluted net income per common share	$3.59		$0.42

Weighted average number of shares outstanding
Basic	8,407		8,407
Diluted	8,407		8,407

	First Quarter 2019
	As Reported	Adjustment (2)	As Adjusted
Net sales	$205,032	$—	$205,032

Cost of sales (exclusive of depreciation shown separately below)	(128,238)	—	(128,238)
Selling, general and administrative expenses	(63,447)	1,042	(62,405)
Depreciation	(4,614)	—	(4,614)
Income from operations	8,733	1,042	9,775
Interest expense	(38)	—	(38)
Income before income taxes	9,074	1,042	10,116
Income tax expense	(1,286)	(148)	(1,434)
Net income	$7,788	$894	$8,682

Basic net income per common share	$0.65		$0.72
Diluted net income per common share	$0.65		$0.72

Weighted average number of shares outstanding
Basic	11,976		11,976
Diluted	12,006		12,006

(1)  Gain on sale of distribution center in Darlington, South Carolina and related tax effects

(2)  Proxy contest expenses and related tax effects